Exhibit n.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of TICC Capital Corp. of our reports dated March 3, 2017, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, and the senior securities table of TICC Capital Corp., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial and Other Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 12, 2017